Exhibit 10.2


                                  NEWS RELEASE

                          Molecular Biosystems Appoints
                     Jerry T. Jackson to Board of Directors

San Diego, California, December 18, 1996 -- Molecular Biosystems, Inc. (NYSE:MB)
(MBI) today announced that Jerry T. Jackson, former Executive Vice President of Merck & Co., Inc., has been appointed to the Company's Board of Directors. Mr. Jackson brings 30 years of worldwide marketing, sales and product launch experience to MBI.
         From 1965 to 1995, Mr. Jackson served in several key senior management positions in sales, marketing and planning at Merck & Co., Inc. The various positions included, Senior Vice President of Worldwide Human Health Marketing,
President of Merck Sharp & Dohme International and President of Merck's Worldwide Human Health Division. Until his retirement in 1995 he served as Executive Vice President of Merck & Company.
         Mr. Jackson is the second appointment to MBI's Board of Directors this year. In June, David W. Barry, M.D., Chairman and Chief Executive Officer of Triangle Pharmaceuticals and former President of Wellcome Research Laboratories joined MBI's Board. Their combined expertise in worldwide marketing, strategic planning, R&D and regulatory affairs will assist the Company in the objective of becoming the global leader in ultrasound imaging agents.
         Commenting on the appointment, MBI's Chairman and Chief Executive Officer, Kenneth J. Widder, M.D. stated, "We are pleased that Mr. Jackson has chosen to join our board and we welcome his vast knowledge of the industry. He will be extremely helpful to us as we move forward with commercialization of our portfolio of diagnostic products including FS069."
     Molecular Biosystems, Inc., based in San Diego, California, is a world leader in the development of ultrasound contrast agents for medical imaging. ALBUNEX(R), the first FDA approved ultrasound imaging agent, is currently marketed in the United States by Mallinckrodt Medical, Inc. (Mallinckrodt Group Inc. NYSE:MKG). MBI shares are listed on the New York Stock Exchange under the symbol "MB."

Investor Contacts:         Gerard A. Wills, Chief Financial Officer
                           Stephen F. Keane, Director, Investor Relations
                                                              Ph. (619) 824-2212